Exhibit 99.1

Helius Medical Technologies Announces $3.4 Million Private Placement

NEWTOWN, Pa., October 21, 2020 (GLOBE NEWSWIRE) -- Helius Medical Technologies, Inc. (Nasdaq:HSDT) (TSX:HSM) (“Helius” or the “Company”), a neurotech company focused on neurological wellness, announced today that it has entered into a securities purchase agreement for a private placement with a select group of accredited investors. The private placement will consist of an aggregate of 6,664,022 shares of the Company’s Class A Common Stock, or common stock, and warrants to purchase an aggregate of 3,332,013 shares of common stock, at a purchase price of $0.52 per unit, consisting of one share of common stock and a warrant to purchase 0.50 shares of common stock, resulting in total gross proceeds of approximately $3.4 million. The warrants have an exercise price of $0.452 per share of common stock and will be exercisable for a period of three years from the date of issuance.

The private placement is expected to close on or about October 23, 2020 and is subject to the satisfaction of customary closing conditions, including conditional approval of the Toronto Stock Exchange (the “TSX”). Helius intends to use the net proceeds from the offering for funding operations, working capital and general corporate purposes.

The securities to be issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Helius has agreed to file a registration statement with the SEC covering the resale of the shares of common stock and shares of common stock underlying the warrants to be issued in the private placement. The securities to be issued and sold in the private placement are subject to resale restrictions in Canada which will expire four months and one day from the date of issuance.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

In respect of the private placement, the Company intends to rely on the exemption set forth in Section 602.1 of the TSX Company Manual, which provides that the TSX will not apply its standards to certain transactions involving eligible interlisted issuers on a recognized exchange, such as the Nasdaq Capital Market.

The Company’s Chief Financial Officer, Chief Operating Officer and Secretary and affiliates of the Company’s Interim President and Chief Executive Officer and director will participate in the private placement on the same terms and conditions as all other purchasers, except that at the units will have a purchase price of $0.5244 per unit, and warrants will have an exercise price of $0.4619 per share, for such parties.  Each of these subscriptions is considered to be a “related party transaction” for purposes of Canadian Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is exempt from the requirements to obtain a formal valuation and minority shareholder approval in connection with such subscriptions in reliance on sections 5.5(a) and 5.7(1)(a), respectively, of MI 61-101, as neither the fair market value of the securities received by such parties nor the proceeds for such securities received by the Company exceeds 25% of the Company’s market capitalization as calculated in accordance with MI 61-101. The board of directors of the Company approved the private placement, with the interested director abstaining from voting.

A Current Report on Form 8-K will be filed less than 21 days prior to the closing of the private placement. This time period is reasonable and necessary in the circumstances as the Company wishes to complete the transaction on an expedited basis for sound business reasons.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a neurotech company focused on neurological wellness. The Company’s purpose is to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself. The Company’s first commercial product is the Portable Neuromodulation Stimulator (PoNSTM). For more information, visit www.heliusmedical.com.

About the PoNS™ Device and PoNS Treatment™

The Portable Neuromodulation Stimulator (PoNS™) is authorized for sale in Canada as a class II, non-implantable, medical device intended as a short term treatment (14 weeks) of gait deficit due to mild and moderate symptoms from multiple sclerosis (MS), and chronic balance deficit due to mild-to-moderate traumatic brain injury (mmTBI) and is to be used in conjunction with physical therapy. The PoNS™ is an investigational medical device in the United States, the European Union (“EU”), and Australia (“AUS”). The device is currently under review for de novo classification and clearance by the FDA. It is also under premarket review by the AUS Therapeutic Goods Administration. PoNS™ is currently not commercially available in the United States, the European Union or Australia.

Investor Relations Contact:

Westwicke Partners on behalf of Helius Medical Technologies, Inc.
Mike Piccinino, CFA
443-213-0500
investorrelations@heliusmedical.com

Cautionary Disclaimer Statement:

Certain statements in this news release are not based on historical facts and constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact included in this news release are forward-looking statements that involve risks and uncertainties. Forward-looking statements are often identified by terms such as “believe,” “continue,” “look forward,” “will,” “committed to” and similar expressions. Such forward-looking statements include, among others, statements regarding the Company’s anticipated closing of the private placement and anticipated use of proceeds therefrom.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Important factors that could cause actual results to differ materially from the Company’s expectations include the impact of the COVID-

19 pandemic, the ability of the Company to close the private placement, the Company’s need to raise additional capital to achieve its business objectives and other risks detailed from time to time in the filings made by the Company with securities regulators, and including the risks and uncertainties about the Company’s business described in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and its other filings with the United States Securities and Exchange Commission and the Canadian securities regulators, which can be obtained from either at www.sec.gov or www.sedar.com.

The reader is cautioned not to place undue reliance on any forward-looking statement. The forward-looking statements contained in this news release are made as of the date of this news release and the Company assumes no obligation to update any forward-looking statement or to update the reasons why actual results could differ from such statements except to the extent required by law.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.